Exhibit 99.1

Banks.com, Inc. Receives Compliance Notice from the NYSE Alternext US LLC

SAN FRANCISCO – October 16, 2008 – Banks.com, Inc. (AMEX: BNX), announced today that it received notice from the NYSE Alternext US LLC (the “Exchange”) on October 10, 2008 indicating that Banks.com, Inc. (the “Company”) is below certain of the Exchange’s continued listing standards. Specifically, the Company is not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange by November 10, 2008 that demonstrates the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide by April 10, 2009. If the Company does not submit a plan, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms, such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, the risk that the Company’s plan of compliance will not be accepted and the risk that the Company will not make progress consistent with its plan of compliance. Further information on risks that we face is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, our quarterly reports on Form 10-Q and our Current Reports on Form 8-K. Except as required by law, we assume no responsibility to update these forward looking statements publicly, even if new information becomes available in the future.

About Banks.com

Banks.com is a Financial Services portal containing a unique breadth and depth of products and services. Our mission is to bring our users and subscribers the most relevant financial information on the web. Banks.com provides access to thousands of pages of current financial content, including: articles, stock quotes, audio, video, blogs and much more. In addition, Banks.com provides free tools to assist visitors with their financial decision-making including stock tracking and financial calculators. Our site contains information and products on a variety of topics such as Banking, Stocks & Bonds, Taxes, Mortgages, Personal Finance, Credit Cards, Insurance and Retirement Planning. Banks.com, Inc. is headquartered in San Francisco, California at 222 Kearny Street, Suite 550 and can be reached at 415.962.9700. More information about Banks.com, Inc. can be found at: www.Banks.com.

Contact Information:

Daniel O’Donnell

President and Chief Executive Officer

Banks.com, Inc.

415-962-9700